Exhibit 99.1

                             WESTPOINT STEVENS INC.

Contact:  David C. Meek
          Chief Financial Officer
          706/645-4322


                     WESTPOINT STEVENS INC. RECEIVES BUYOUT
                       OFFER FROM CHIEF EXECUTIVE OFFICER

                                -----------------


WEST POINT, GEORGIA (February 11, 2000) - WestPoint Stevens Inc. (NYSE:WXS) today announced that it received today a proposal from Holcombe T. Green, Jr., Chairman and Chief Executive Officer of the Company, to acquire the Company in a leveraged buyout transaction. Mr. Green proposed that all of the outstanding shares of the Company's common stock, other than shares held by Mr. Green and his affiliates and certain other shareholders to be identified in the future (which may include certain members of the Company's management), be acquired for a cash purchase price of $21.00 per share through a merger of an entity owned by Mr. Green's affiliates with the Company. Consummation of the proposed transaction would be subject to, among other things, the negotiation of a definitive merger agreement, the approval of the Company's Board of Directors and stockholders, and receipt of necessary financing.

On November 24, 1999, the Company announced that it had engaged Merrill Lynch & Co. to assist its Board of Directors in the exploration of strategic and financial alternatives (which could include a management buyout) for the purpose of enhancing stockholder value. The Company's Board of Directors has asked Merrill Lynch to assist it in evaluating the buyout proposal, while continuing to assist the Board in the exploration of strategic and financial alternatives. There can be no assurance that a transaction with Mr. Green and his affiliates or any other party will result from this process. The Company assumes no obligation to update or revise the foregoing matters set forth in this press release.

           WestPoint Stevens Inc. is a home fashions consumer products marketing company with a comprehensive line of Company-owned and licensed brands for the bedroom and bathroom. The Company is vertically integrated and is the nation's leading manufacturer and marketer of bed linens, towels, comforters and other accessories that are sold in retail outlets throughout the world. WestPoint Stevens' home fashions and consumer products are marketed under the well-known brand names of GRAND PATRICIAN, MARTEX, UTICA, STEVENS, LADY PEPPERELL and VELLUX, and under licensed brands including RALPH LAUREN HOME COLLECTION, SANDERSON, STAR WARS, ESPRIT, JOE BOXER and SERTA PERFECT SLEEPER. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com.

           Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as

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amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements. These risks and uncertainties, and assumptions concerning the Company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.